Registration No. 333-194942

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY XXI (BERMUDA) LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	1311	98-0499286
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Canon’s Court, 22 Victoria Street, PO Box HM

1179, Hamilton HM EX, Bermuda

(441) 295-2244

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ben Marchive

1021 Main, Suite 2626

Houston, Texas 77002

(713) 351-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

T. Mark Kelly Stephen M. Gill Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222	David P. Cedro EPL Oil & Gas, Inc. 919 Milam Street, Suite 1600 Houston, Texas 77002 (713) 228-0711	J. Mark Metts E. Anna Ha Sidley Austin LLP 1000 Louisiana Street, Suite 6000 Houston, Texas 77002 (713) 495-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Energy XXI (Bermuda) Limited is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-4 (Registration No. 333-194942) (the “Registration Statement”) as an exhibit-only filing to file Exhibits 99.1 and 99.2 with the Registration Statement and to amend and restate the list of exhibits set forth in Item 21 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The joint proxy statement/prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

EXXI’s bye-laws provide for indemnification of its officers and directors against all liabilities, loss, damage or expense incurred or suffered by any officer or director in his or her role as an officer or director of EXXI to the maximum extent permitted by Bermuda law. However, the indemnification does not extend to any matter which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda.

The Companies Act provides that a Bermuda company may indemnify its officers and directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. A company is also permitted to indemnify any officer or director against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in favor of the director or officer, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court. However, the Companies Act also states that any provision, whether contained in EXXI’s bye-laws or in a contract or arrangement between EXXI and the officer or director, indemnifying an officer or director against any liability which would attach to him in respect of his or her fraud or dishonesty will be void.

EXXI’s directors and officers also are covered by directors’ and officers’ insurance policies maintained by us. Additionally, EXXI has entered into indemnification agreements with its directors and certain officers. These agreements provide indemnification to the maximum extent under Bermuda law and are subject to amendment only by mutual consent of the indemnified party and the Company. EXXI believes that these contractual agreements are necessary to attract and retain qualified persons as directors and executive officers.

EXXI’s bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of EXXI, against any of EXXI’s officers or directors on account of any action taken by any officer or director, or the failure of any officer or director to take any action in the performance of his or her duties with or for us; provided, however , that this waiver does not apply to any claims or rights of action arising out of the fraud or dishonesty of an officer or a director, or to recover any gain, personal profit or advantage to which an officer or director is not legally entitled.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(9) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(11) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(12) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Security Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 17, 2014.

Energy XXI (Bermuda) Limited

By:	/s/ John D. Schiller, Jr.
Name:	John D. Schiller, Jr.
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ John D. Schiller, Jr.	Chairman of the Board and Chief Executive Officer
John D. Schiller, Jr.	(Principal Executive Officer)

/s/ David West Griffin	Chief Financial Officer
David West Griffin	(Principal Financial Officer and Principal Accounting Officer)

*	Director
William Colvin

*	Director
Paul Davison

*	Director
Cornelius Dupré II

*	Director
Hill A. Feinberg

*	Director
Kevin S. Flannery

* By:	/s/ John D. Schiller, Jr.
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title	Incorporated by Reference to the Following

2.1	Agreement and Plan of Merger among Energy XXI (Bermuda) Limited, Energy XXI Gulf Coast, Inc., Clyde Merger Sub, Inc. and EPL Oil & Gas, Inc., dated as of March 12, 2014	Included as Annex A to the Registration Statement

2.2	Amendment No. 1 to Agreement and Plan of Merger among Energy XXI (Bermuda) Limited, Energy XXI Gulf Coast, Inc., Clyde Merger Sub, Inc. and EPL Oil & Gas, Inc., dated as of April 15, 2014	2.2 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

3.1	Altered Memorandum of Association of Energy XXI (Bermuda) Limited	3.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 9, 2011

3.2	Bye-Laws of Energy XXI (Bermuda) Limited	3.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 9, 2011

4.1	Investor Rights Agreement dated October 13, 2005 among Energy XXI Acquisition Corporation (Bermuda) Limited, Sunrise Securities Corp. and Collins Steward Limited	4.1 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007

4.2	Registration Rights Agreement dated October 13, 2005 among Energy XXI Acquisition Corporation (Bermuda) and the investors named therein	4.2 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007

4.3	Indenture, dated December 17, 2010, by and among Energy XXI Gulf Coast, Inc., the Guarantors named therein and Wells Fargo Bank, N.A., as trustee	4.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on December 22, 2010

4.4	Indenture dated as of February 25, 2011 among Energy XXI Gulf Coast, Inc., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee	4.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on February 28, 2011

4.5	Indenture dated as of September 26, 2013 among Energy XXI Gulf Coast, Inc., Energy XXI (Bermuda) Limited, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee	4.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 26, 2013

4.6	Registration Rights Agreement dated as of September 26, 2013 among Energy XXI Gulf Coast, Inc., Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the Initial Purchasers, Energy XXI (Bermuda) Limited and the Guarantors named therein	4.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 26, 2013

4.5	Indenture related to the 3.0% Senior Convertible Notes due 2018, dated November 22, 2013, by and between Energy XXI (Bermuda) Limited and Wells Fargo Bank, National Association, as trustee (including the form of 3.0% Senior Convertible Note due 2018)	4.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 22, 2013

Exhibit Number	Exhibit Title	Incorporated by Reference to the Following

5.1	Opinion of Appleby (Bermuda) Limited, Bermuda counsel as to the validity of the Energy XXI (Bermuda) Limited common shares being registered pursuant to this registration statement	5.1 to Energy XXI (Bermuda) Limited’s Form S-4 filed on April 1, 2014

8.1	Opinion of Appleby (Bermuda) Limited as to certain Bermuda tax matters	8.1 to Energy XXI (Bermuda) Limited’s Form S-4 filed on April 1, 2014

8.2	Opinion of Vinson & Elkins L.L.P. as to certain U.S. tax matters	8.2 to Energy XXI (Bermuda) Limited’s Form S-4 filed on April 1, 2014

10.1†	Form of Restricted Stock Grant Agreement under 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.6 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007

10.2†	Form of Restricted Stock Unit Agreement under 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.7 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007

10.3	Letter Agreement, dated September 2005 between, Energy XXI Acquisition Corporation (Bermuda) Limited and The Exploitation Company, L.L.P.	10.12 to Energy XXI Gulf Coast, Inc. Form S-4 filed on August 22, 2007

10.4†	Form of Notice of Grant of Stock Option together with Form of Stock Option Agreement under 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.25 to Energy XXI (Bermuda) Limited’s Form 10-K filed on September 11, 2008

10.5†	Energy XXI Services, LLC Directors’ Deferred Compensation Plan	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 10, 2008

10.6†	Employment Agreement of John D. Schiller, Jr., effective September 10, 2008	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 11, 2008

10.7†	Separation Agreement of Steve Weyel, effective August 25, 2010	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on August 23, 2010

10.8†	Employment Agreement of David West Griffin, effective September 10, 2008	10.3 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 11, 2008

10.9†	Form of Indemnification Agreement between Energy XXI (Bermuda) Limited and Indemnitees	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 5, 2008

10.10†	Form of Indemnification Agreement Between Company Subsidiaries and Indemnitees	10.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 5, 2008

10.11†	Energy XXI Services, LLC Employee Stock Purchase Plan	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 5, 2008

10.12†	Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan	4.2 to Energy XXI (Bermuda) Limited’s Form S-8 filed on June 10, 2009

10.13†	Energy XXI Services, LLC, 2006 Long-Term Incentive Plan Restricted Stock Unit Awards Agreement	10.20 to Energy XXI (Bermuda) Limited’s Form 10-K filed on August 9, 2012

10.14†	Energy XXI Services, LLC, 2006 Long-Term Incentive Plan Performance Unit Awards Agreement	10.14 to Energy XXI (Bermuda) Limited’s Form 10-K filed on August 21, 2013

Exhibit Number	Exhibit Title	Incorporated by Reference to the Following

10.15†	Energy XXI Services, LLC, Employee Severance Plan (Amended and Restated August 11, 2010)	10.22 to Energy XXI (Bermuda) Limited’s Form 10-K filed on August 9, 2012

10.16†	Amended and Restated 2006 Long-Term Incentive Plan of Energy XXI Services, LLC	10.1 to Energy XXI (Bermuda) Limited’s Form S-8 filed on December 15, 2009

10.17	Second Amended and Restated First Lien Credit Agreement, dated as of May 5, 2011, among Energy XXI Gulf Coast, Inc., the various financial institutions and other parties from time to time parties thereto, as lenders, The Royal Bank of Scotland plc, as administrative Agent, and the other persons parties thereto in the capacities specified therein	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on May 6, 2011

10.18	First Amendment to Second Amended and Restated First Lien Credit Agreement dated as of October 4, 2011	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on October 4, 2011

10.19	Second Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 24, 2012	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on May 25, 2012

10.20	Third Amendment to Second Amended and Restated First Lien Credit Agreement dated as of October 19, 2012	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on October 15, 2012

10.21	Fourth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of April 9, 2013	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on April 10, 2013

10.22	Fifth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 1, 2013	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on May 6, 2013

10.23	Energy XXI Services, LLC Restoration Plan Amended and Restated effective January 1, 2013	10.1 to Energy XXI (Bermuda) Limited’s Form 10-Q filed on January 31, 2013

10.24	Purchase Agreement, dated September 23, 2013, by and between Energy XXI Gulf Coast, Inc., Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the Initial Purchasers, Energy XXI (Bermuda) Limited and the Guarantors named therein	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on September 26, 2013

10.25	Purchase Agreement, dated as of November 18, 2013, among Energy XXI (Bermuda) Limited, Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and the other initial purchasers named therein.	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on November 22, 2013

10.26	Form of Energy XXI Voting Agreement, dated as of March 12, 2014	10.1 to Energy XXI (Bermuda) Limited’s Form 8-K filed on March 13, 2014

10.27	Form of EPL Oil & Gas Voting Agreement, dated as of March 12, 2014	10.2 to Energy XXI (Bermuda) Limited’s Form 8-K filed on March 13, 2014

Exhibit Number	Exhibit Title	Incorporated by Reference to the Following

10.28	Consulting Agreement, dated as of April 15, 2014, by and between Energy XXI (Bermuda) Limited and Gary C. Hanna	10.28 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

10.29	Consulting Agreement, dated as of April 15, 2014, by and between Energy XXI (Bermuda) Limited and T.J. Thom	10.29 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

23.1	Consent of Appleby (Bermuda) Limited	Included in Exhibit 5.1 above

23.2	Consent of Vinson & Elkins L.L.P.	Included in Exhibit 8.2 above

23.3	Consent of UHY LLP, independent registered public accounting firm for Energy XXI (Bermuda) Limited	23.3 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for EPL Oil & Gas, Inc.	23.4 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

23.5	Consent of Netherland, Sewell & Associates, Inc., independent petroleum reserve engineer of Energy XXI (Bermuda) Limited	23.5 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

23.6	Consent of Netherland, Sewell & Associates, Inc., independent petroleum reserve engineer of EPL Oil & Gas, Inc.	23.6 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

24.1	Powers of Attorney	24.1 to Energy XXI (Bermuda) Limited’s Form S-4 Filed on April 1, 2014

99.1*	Form of Proxy Card of Energy XXI (Bermuda) Limited

99.2*	Form of Proxy Card of EPL Oil & Gas, Inc.

99.3	Consent of Credit Suisse Securities (USA) LLC	99.3 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

99.4	Consent of Citigroup Global Markets Inc.	99.4 to Energy XXI (Bermuda) Limited’s Form S-4 filed on April 1, 2014

99.5	Consent of Barclays Capital Inc.	99.5 to Energy XXI (Bermuda) Limited’s Form S-4/A filed on April 15, 2014

99.6	Report of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers and Geologists for Energy XXI (Bermuda) Limited	99.1 to Energy XXI (Bermuda) Limited’s Form 10-K filed on August 21, 2013

99.7	Report of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers and Geologists for EPL Oil & Gas, Inc.	99.1 to EPL Oil & Gas, Inc.’s Form 10-K filed on February 28, 2014

*	Filed herewith.
†	Executive Compensation Plan or Arrangement.